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                                                                    EXHIBIT 23.5
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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Susquehanna Bancshares, Inc. on Form S-3 of our report, which includes an explanatory paragraph relating to the change in method of accounting for income taxes in 1993 and of accounting for certain debt and equity securities in 1995, dated April 12, 1995, on our audits of the consolidated financial statements of Reisterstown Holdings, Inc. as of March 31, 1995 and September 30, 1994 and for the six months ended March 31, 1995 and for the years ended September 30, 1994 and 1993. We also consent to the reference to our firm under the caption "Experts."



                                           COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
January 5, 1996